Exhibit 10.1

Confidential

PURCHASE AGREEMENT

by and among

Tantech Holdings Ltd.

henglong Chen,

and

Suzhou yimao e-MOTORS co., limited

(苏州益茂电动客车有限公司)

Dated as of May 2, 2016

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	DEFINITIONS
EXHIBIT B	FORM OF STOCK POWER
EXHIBIT C	STRUCTURE CHART OF THE COMPANY IMMEDIATELY PRIOR TO THE FIRST CLOSING
EXHIBIT C1	STRUCTURE CHART OF THE COMPANY IMMEDIATELY PRIOR TO THE SECOND CLOSING
EXHIBIT C2	RESTRUCTURING OF HANGZHOU JIYI

- iii -

Purchase Agreement

This Purchase Agreement (this “Agreement”) is dated as of May 2, 2015 (the “Agreement Date”) and is made by and among Tantech Holdings Ltd. (“Buyer”), Henglong Chen (the “Seller”) and Suzhou Yimao E-Motors Co., Limited (苏州益茂电动客车有限公司), a limited liability company incorporated and validly existing under the laws of PRC (the “Company”). Buyer, the Seller and the Company may be referred to herein individually as a “Party,” and collectively as the “Parties.”

Recitals

Whereas, the Company is engaged in the business of manufacturing specialty electric vehicles and power batteries and research and development activities related thereto.

Whereas, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase and acquire from the Seller, and the Seller desire to sell and transfer to the Buyer, the Seller Transferred Equity of the Company (as defined below) (such transactions described in clauses (a) and (b) above, the “Acquisition”).

Whereas, the Parties desire to make the representations, warranties, covenants and agreements set forth in this Agreement and also to prescribe various conditions to the transactions contemplated by this Agreement.

Now Therefore, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions hereinafter set forth, each of the Parties, intending to be legally bound hereby, agrees as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions. Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
ISSUANCE AND SALE OF THE Acquired SHARES

2.1           Seller Transferred Equity. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to Buyer or Persons designated by the Buyer, and Buyer shall purchase or cause Persons designated by the Buyer to purchase from the Seller, 100% equity interest of the Company (the “Seller Transferred Equity”), which, as of December 31 2015, has been valued by a third party appraiser at RMB271,000,000, in exchange for the Purchase Price.

2.2           Purchase Price. The aggregate consideration to be paid by Buyer to the Company in connection with the purchase by Buyer of the Seller Transferred Equity shall be an amount equal to: 3,250,000 shares of restricted stock of the Buyer (the “Share Consideration”) and RMB159,000,000 (the “Cash Consideration”, together with the Share Consideration, the “Purchase Price”). In calculating the Purchase Price, the Share Consideration has been valued at US$ 5.35 per share (i.e., the stock’s average closing price over the 20 trading days prior to April 20, 2016, MA20), and the USD—RMB exchange rate has been agreed at US$1 to RMB6.4675 (i.e., the USD—RMB exchange rate published by the PBOC on April 20, 2016).

Method of Payment:

(a)          Within five days after the fulfillment, or waiver in writing, of Buyer’s conditions to the First Closing, the Buyer will issue to the Seller 2,500,000 shares of restricted stock of the Buyer as the First Tranche Share Consideration;

(b)          Within two months after the fulfillment, or waiver in writing, of Buyer’s conditions to the First Closing, the Buyer will pay to the Seller the remainder of RMB129,000,000, (after deducting RMB50,000,000 which has already been paid to the Seller prior to the date of this Agreement and RMB6,500,000 which will be withheld until the Company has satisfied its obligations as guarantor for a debt currently in default, i.e. RMB72,500,000).

(c)          Within five days after the fulfillment, or waiver in writing, of Buyer’s conditions to the Second Closing (i.e., the completion of the transfer of 100% of the equity of the Company to the Buyer), the Buyer will issue to the Seller 750,000 shares of restricted stock of the Buyer as the Second Tranche Share Consideration;

(d)          Within two months after the fulfillment, or waiver in writing, of Buyer’s conditions to the Second Closing (i.e., the completion of the transfer of 100% of the equity of the Company to the Buyer), the Buyer will pay the Seller RMB30,000,000 of the Cash Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed by the Company in the disclosure schedules delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”), the Seller and the Company jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE III are true, correct and complete as of the Agreement Date and as of the Closing Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

3.1           Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the PRC and has full power and authority to conduct its business as currently being conducted. The Company is duly qualified to conduct business and is in good standing in each jurisdiction where it is legally required to be qualified.

3.2           Authority and Enforceability. The Company has the power and authority necessary to execute and deliver this Agreement and each other Transaction Document to which the Company is a party and to perform and consummate the transactions contemplated hereunder and thereunder. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, each other Transaction Document to which the Company is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which the Company is a party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which the Company is a party will be, enforceable against, the Company in accordance with its terms, subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

3.3         Organization Documents. The Company has provided or made available to the Buyer complete and correct copies of its articles of organization and memorandum of association, and other documents (the “Organizational Documents”). The Company is not in violation of any of the provisions of its Organizational Documents. Exhibit C and Exhibit C1 accurately set forth the organizational and shareholding structure of the Company immediately prior to the First Closing and immediately prior to the Second Closing, respectively.

3.4         Non-Contravention. The execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other Transaction Documents to which the Company is or will be a party, the consummation of the transactions contemplated hereby will not result in the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of the Company and its Subsidiaries or conflict with or result in any violation of or default under (i) any provision of the Organizational Documents, (ii) any Material Contract of the Company and its Subsidiaries or any Material Contract applicable to any of the Company’s or its Subsidiaries’ properties or assets, or (iii) any Legal Requirements applicable to the Company and its Subsidiaries or to any of their material properties or assets.

3.5         Consents. No material Approval of any Governmental Entity or any other Person who is a party to a Material Contract is required by or with respect to the Company or its Subsidiaries in connection with the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent or materially delay the Company’s ability to consummate the Acquisition or to perform its obligations under this Agreement.

3.6         Material Contracts.

(a)          Except for this Agreement and as set forth in Schedule 3.6(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries are a party to or bound by any of the following continuing Contracts as of the Agreement Date (each a “Material Contract”):

(i)          any distributor, reseller or services Contract requiring payments by the Company and/or its Subsidiaries in excess of RMB 600,000 on an annual basis;

(ii)         any Contract for the purchase, sale or license of materials, supplies, equipment, services, or other tangible assets involving in the case of any such individual Contract payment by or to the Company and/or its Subsidiaries in excess of RMB 600,000 on an annual basis;

(iii)        any Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company and/or its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, involving payments in excess of RMB 600,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)        any Contract prohibiting the Company and/or its Subsidiaries from engaging or participating, or competing with any other Person, in any material line of business, market or geographic area;

(v)         any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any real property;

(vi)        any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving in the case of any such individual Contract rental or lease payments in excess of RMB 600,000 on an annual basis;

(vii)       any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any debt in excess of RMB 600,000, or under which they have imposed or suffered to exist a material Encumbrance on any of its assets;

(viii)      any material Contract under which the Company or any of its Subsidiaries have advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds;

(ix)         any license, sublicense or other Contract pursuant to which the Company or any of its Subsidiaries acquired or are authorized to use any Intellectual Property (other than “shrink-wrap” and similar generally available commercial end-user licenses to software used solely for the Company’s and/or its Subsidiaries’ internal use that involve in the case of any such individual license sublicense or Contract payments by the Company and/or its Subsidiaries in excess of RMB 600,000 on an annual basis);

(x)          any material license or other Contract under which the Company and/or its Subsidiaries are licensors or otherwise grant to a third party any rights to use any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business);

(xi)         any material Contract for the provision of development of Intellectual Property for the benefit of the Company or any of its Subsidiaries, excluding employment agreements with employees entered in the ordinary course of business;

(xii)        any material agreement relating to the provision of co-location and related services to the Company and/or its Subsidiaries, which services are used by the Company or any of its Subsidiaries to fulfill their obligations to provide software and data hosting services to customers;

(xiii)       any Contract for the employment of any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries or any other type of Contract with any director, officer, employee, consultant or independent contractor of the Company and/or its Subsidiaries that involves payment by the Company or any of its Subsidiaries to such Person in excess of RMB 300,000 on an annual basis;

(xiv)      any Contract with any labor union or collective bargaining agreement or similar collective contract with its employees; or

(xv)       any settlement agreement with ongoing material obligations on the part of the Company or any of its Subsidiaries.

(b)          Except as set forth on Schedule 3.6(b) of the Company Disclosure Schedules, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of and are enforceable against the Company and/or one of its Subsidiaries and, to the Knowledge of the Company, represent the legal, valid and binding obligations of and are enforceable against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company and its Subsidiaries have materially performed the obligations required to be performed by them and, are entitled to all benefits under, and are not alleged to be in default in respect of, any Material Contract and there exists no default with respect to the Company or its Subsidiaries or, to the Knowledge of the Company, any other contracting party.

3.7         Capital Structure.

(a)          Schedule 3.7 of the Company Disclosure Schedules sets forth the registered capital of the Company, a true and correct list of the Persons holding record ownership thereof. The registered capital have been validly subscribed for and paid in full and were not in violation of, and are not subject to, any preemptive rights, rights of first refusal or other similar rights of any Person. There are no shares of capital stock or other equity interests in the Company outstanding other than the Shares, and other than this Agreement, there are no Contracts obligating the Company, its Subsidiaries or any Seller to (i) issue, sell, pledge, dispose of or encumber any shares of capital stock or other equity interests in the Company, (ii) redeem, purchase or acquire in any manner any of the Shares or (iii) make any dividend or distribution of any kind with respect to any of the Shares. The Company and its Subsidiaries have not authorized or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of the Company or its Subsidiaries.

3.8         Financial Statements.

(a)          The Company has delivered or made available to Buyer (i) the balance sheet and statements of income and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2014 and December 31, 2015 (as to such 2015 financial statements, the “Latest Financial Statements”) and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) and statement of income of the Company and its Subsidiaries as of March 31, 2016 (the “Interim Balance Sheet Date”) and for the three-month period then ended (collectively, the “Financial Statements”).

(b)          The Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and consistent with past practices and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited Financial Statements, to normal recurring year-end audit adjustments and the absence of footnote and presentation items).

3.9         Absence of Certain Changes. Since the date of the Latest Financial Statements, and except as set forth on Schedule 3.9, the Company and its Subsidiaries have conducted their businesses only in the ordinary course, and, without limiting the generality of the foregoing:

(a)          except as required by GAAP, there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or its Subsidiaries or any revaluation by the Company or its Subsidiaries of any of their material assets;

(b)          there has not occurred any declaration, setting aside, or payment of a material non-cash dividend or other distribution with respect to any securities of the Company or its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company and/or its Subsidiaries of any of their securities, or any change in any rights, preferences, privileges or restrictions of any of their outstanding securities, and the Company and its Subsidiaries have not effected or approved any sale, issuance, split, combination or reclassification of the capital stock of the Company or its Subsidiaries;

(c)          neither the Company nor its Subsidiaries have entered into a Material Contract outside of the ordinary course, materially amended or materially breached or terminated any Contract that is a Material Contract (or but for such amendment, breach or termination, would be a Material Contract), and, to the Knowledge of the Company, there has not occurred any material default under any Material Contract to which the Company or any of its Subsidiaries are parties or by which they, or any of their assets and properties, is bound;

(d)          there has not occurred any amendment or change to the Organizational Documents;

(e)          there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by the Company or its Subsidiaries to any of their respective directors or executive officers;

(f)           neither the Company nor its Subsidiaries have incurred, created or assumed any material Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties, any material liability for borrowed money or any material liability as guaranty or surety with respect to the obligations of any other Person;

(g)          neither the Company nor its Subsidiaries have made any material loans or advances to any Person;

(h)          neither the Company nor its Subsidiaries have delayed or postponed the payment of any accounts payable or accelerated the collection of or discounted any accounts receivable outside of the ordinary course of business;

(i)          there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or its Subsidiaries;

(j)          neither the Company nor its Subsidiaries have sold, disposed of, transferred or licensed to any Person any material tangible assets or properties or any rights to any material items of Company Intellectual Property (other than non-exclusive licenses to customers or in the ordinary course of business);

(k)          neither the Company nor its Subsidiaries have, except as otherwise required by Legal Requirements, (i) taken any action with respect to the grant of any material severance or material termination pay; (ii) made any material change in the key management structure of the Company or its Subsidiaries, including the hiring of additional executive officers or the termination of existing executive officers; or (iii) adopted, entered into or amended in any material respect any employee benefit plan; and

(l)          neither the Company nor its Subsidiaries have agreed, in writing or otherwise, to do any of the foregoing.

3.10        No Undisclosed Liabilities. Other than a RMB3,000,000 bank loan, RMB17,500,000 lease financing obligation and other debts acknowledged and disclosed to the Buyer and acknowledged in the audit, the Seller hereby undertakes to bear and promptly pay any and all other debt obligations of the Company, without condition. Any and all obligations arising out of any outside loans, debts, or guaranties of the Company or its related companies, will be borne and repaid solely by the Seller. The Seller hereby acknowledges and agrees that the Buyer may cancel all or any part of the Share Consideration, or take other reasonable remedial actions, to cover any damages (amounts calculated according to the applicable stock price of the Buyer at the applicable time) incurred by the Buyer arising from the Seller’s failure to pay the debts of the Company pursuant to this Section 3.10.

3.11       Real Property.

(a)          Neither the Company nor its Subsidiaries own real estate.

(b)          Schedule 3.11(b) of the Company Disclosure Schedules lists all real property leased by the Company and its Subsidiaries (the “Company Leased Real Estate”). All Company Leased Real Estate is leased free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and/or its Subsidiaries, (c) the rights of landlords or lessors under such leasehold interests and (d) Encumbrances reflected on the Interim Balance Sheet. All existing real property leases (the “Leases”) of the Company Leased Real Estate are in full force and effect, and the Company and its Subsidiaries hold valid leasehold interest under each of the Leases.

3.12        Title to Property; Encumbrances. The Company and its Subsidiaries have good and valid title to all of their tangible personal property and assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date (except properties and assets, or interests in properties and assets, that are not material to the businesses of the Company and/or its Subsidiaries or that were sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company or its Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as are not, individually or in the aggregate, material to the Company or its Subsidiaries, (c) the rights of landlords or lessors under such leasehold interests or (d) Encumbrances reflected on the Interim Balance Sheet. Except as set forth on Schedule 3.12, no assets of the Company’s Affiliates are used or held for use in the operation of the business of the Company.

3.13       Litigation.

(a)          There is no, and since the date of incorporation, there has been no private or governmental Proceeding pending, or, to the Knowledge of the Company, threatened against the Company and/or its Subsidiaries or any of their assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company and/or its Subsidiaries).

(b)          There is no, and since the date of incorporation, there has been no judgment, decree, injunction or order against or applicable to the Company and/or its Subsidiaries, any of its material assets or properties, or, to the Knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their status, employment, services or relationship with the Company and/or its Subsidiaries).

3.14       Compliance with Laws. The Company and its Subsidiaries are, and since he date of incorporation have been, in compliance with, are not in violation of, and have not received any written notice of, or, to the Knowledge of the Company, any other communication regarding, any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Company and/or its Subsidiaries, the conduct of their businesses or the ownerships or operation of their businesses.

3.15       Intellectual Property.

(a)          Schedule 3.15(a)(1) sets forth a complete and accurate list of the following Company Owned Intellectual Property: (i) patents and patent applications; (ii) copyright registrations and applications; (iii) trademark registrations and applications; and (iv) Internet domain name registrations. The Company and its Subsidiaries own all Company Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances) except for such Encumbrances as are not, in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and/or its Subsidiaries. The Company and/or its Subsidiaries have not received within the past 12 months any written notice challenging the Company’s or its Subsidiaries’ exclusive ownership of or right to use any Company Owned Intellectual Property or the validity or enforceability of any Company or Subsidiary issued patents or registered trademarks or copyrights. The Intellectual Property (other than patents, patent applications, trademark applications and Internet domain name registrations) listed on Schedule 3.15(a)(1) is valid, subsisting and enforceable, and the patents, patent applications, trademark applications and Internet domain name registrations listed on Schedule 3.15(a)(1) are, to the Knowledge of the Company, valid, subsisting and enforceable if capable of being so. Schedule 3.15(a)(2) sets forth a complete and accurate list of the Company Products.

(b)          Other than as set forth on Schedule 3.15(b), the Company and its Subsidiaries own or have a valid and enforceable right to use all of the Intellectual Property used in or necessary to operate the Company’s or the Subsidiaries’ business as currently conducted (the “Company Intellectual Property”), free and clear of any Encumbrances (other than Permitted Encumbrances). The Company Intellectual Property shall be owned or available for use by the Company immediately after the Closing Date on identical terms and conditions to those under which the Company and/or its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date.

(c)          Neither the Company nor its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person, and neither the Company nor its Subsidiaries have received within the past 3 years any written notice alleging any such material infringement, misappropriation, dilution or other violation or any request for indemnification related to the foregoing. No Company Owned Intellectual Property is subject to any Proceeding or subject to any outstanding order (in each case involving the Company) that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries or that challenges the validity or enforceability of the Company Owned Intellectual Property in a manner that is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries.

(d)          Other than as set forth on Schedule 3.15(d), to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any of the Company Owned Intellectual Property.

(e)          All current and former employees and independent contractors of the Company and its Subsidiaries who have contributed, developed or conceived of any Intellectual Property at the request of and for the benefit of the Company or its Subsidiaries have done so pursuant to a valid and enforceable agreement that granted the Company and/or its Subsidiaries exclusive ownership of such Person’s contribution, development or conception.

(f)          Schedule 3.15(f) sets forth a list of all open source software that is used in, incorporated into, integrated or bundled with any Company Products, and for each such item of open source software, the applicable open source license.

(g)          Neither the Company nor its Subsidiaries use or have used any open source software or any modification or derivative work thereof in a manner that obligates the Company or its Subsidiary under the terms of the applicable open source license to disclose or distribute the source code to any of the Company Products, to license to any Person the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(h)          The Company and its Subsidiaries possess copies of all source code and other documentation included in the Company Owned Intellectual Property and necessary to compile and operate the current production versions of the Company Products, and no source code included in the Company Owned Intellectual Property to any Company Products has been disclosed to any third party, except to employees, independent contractors and third-party developers, in each case, in the ordinary course of business and subject to written and enforceable obligations of confidentiality.

(i)          Neither the Company nor its Subsidiaries are subject to any material obligation that would require either of them to divulge, license or otherwise provide to any Person the source code of any Company Products.

(j)          To the Knowledge of the Company, the Company Products are free from any and all viruses or other software routines that permit unauthorized access or the unauthorized disablement or erasure of Company Products or data or other software of users (“Contaminants”). The Company and its Subsidiaries have in place commercially reasonable systems and procedures to prevent the introduction of Contaminants into the Company Products from software licensed from third parties.

(k)          All Company Systems used or relied upon by the Company and/or its Subsidiaries in the conduct of the Company’s business are reasonably sufficient for the current needs of such business and are subject to commercially reasonable disaster recovery procedures. The Company and its Subsidiaries have purchased and paid in full for a sufficient number of licenses for the operation of such systems. In the past 18 months, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.

(l)          Neither the Company nor its Subsidiaries have disclosed any material confidential Company Owned Intellectual Property (including any trade secrets) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(m)          The Company and its Subsidiaries, and the conduct of their businesses, are in compliance with, and have been in compliance with all Data Security Requirements. No notices have been received by, and no claims, charges or complaints have been made against, the Company or its Subsidiaries by any Governmental Entity or other Person alleging a violation of any Data Security Requirements. There have not been any material data security breaches, unauthorized access or use of any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Company Data.

(n)          The Company and its Subsidiaries are and have been in compliance, in all material respects, with all Legal Requirements concerning the collection, use, storage and protection of all personally identifiable information and other information relating to individuals.

(o)          None of the Intellectual Property used or held for use in the operation of the Company is owned by the Company’s Affiliates. None of the Intellectual Property used or held for use by Company’s Affiliates is owned by the Company.

3.16       Environmental Matters.

(a)          The Company and its Subsidiaries are in compliance with all Environmental Laws.

(b)          The Company and its Subsidiaries are in compliance with all Environmental Permits required for the operations of the Company and its Subsidiaries as they are currently being conducted.

(c)          Neither the Company nor its Subsidiaries have received any written notice, demand, request for information, citation, summons or order, and there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries arising out of or relating to any (i) remedial obligation under any applicable Environmental Law, (ii) violation by the Company or its Subsidiaries of any Environmental Law, (iii) personal injury or property damage claim relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA.

3.17       Taxes.

(a)          All material Tax Returns required to have been filed by or with respect to the Company and its Subsidiaries have been duly and timely (taking into account any applicable extensions) filed, and when filed, were true, correct, and complete in all material respects.

(b)          All material Taxes due and payable by the Company and its Subsidiaries have been timely paid or accrued in full.

(c)          The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder of the Company or other third party.

(d)          The unpaid Taxes of the Company or its Subsidiaries did not, as of the Interim Balance Sheet Date, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes, if any, established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet. Since the Interim Balance Sheet Date, neither the Company nor its Subsidiaries have incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business.

(e)          All income tax returns, if any, filed by or with respect to the Company and its Subsidiaries for all Tax years ending on or after the year of incorporation, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries with respect to Taxes, if any, within the last three years, have been delivered or made available to the Buyer.

(f)          There is (i) no written claim for material Taxes being asserted against the Company or any of its Subsidiaries, (ii) no lien for material unpaid Taxes against the property of the Company or any of its Subsidiaries other than liens for Taxes not yet delinquent, (iii) no audit, other examination or matter in controversy with respect to material Taxes being conducted by a Tax Authority against the Company or any of its Subsidiaries, and (iv) no extension of any statute of limitations on the assessment of any material Taxes granted by the Company or any of its Subsidiaries currently in effect.

(g)          No written claim has been received by the Company or any of its Subsidiaries from any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h)          Neither the Company nor any of its Subsidiaries have received from a Tax Authority any written notice indicating an intent to open an audit or other review with respect to material Taxes with respect to the Company or any of its Subsidiaries.

(i)          Neither the Company nor any of its Subsidiaries are parties to any Tax sharing or Tax allocation agreement.

(j)          Neither the Company nor any of its Subsidiaries are and have never been a member of any consolidated affiliated, unitary or aggregate group for Tax purposes. Neither the Company nor its Subsidiaries have liability of any Person (other than the Company or the Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state or local Tax law), as a transferee or successor, by contract or otherwise.

(k)          Neither the Company nor its Subsidiaries are parties to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(l)          Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) disguised sale, installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(m)          The Company has not adjusted the capital accounts of its stockholders to reflect a revaluation of the Company’s property as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

3.18       Employee Benefit Plans and Employment Matters.

(a)          The Company and its Subsidiaries offer no employee welfare benefit plans and employee pension benefit plans as such terms are defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other employee benefit agreements, arrangements or understandings, whether formal or informal (and whether or not subject to ERISA), including, without limitation, any plan that provides retirement income or results in deferral of income by employees for periods extending to their respective terminations of employment or beyond, any plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability or death, any deferred compensation plan, incentive compensation plan, bonus plan or arrangement, stock ownership plan, stock option plan, stock purchase plan, stock award plan, phantom stock plan, golden parachute agreement, change of control agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, retention incentive agreement, vacation policy or paid leave policy, disability plan, death benefit plan, life insurance plan and other similar plans, agreements, arrangements and understandings under which the Company or any of its Subsidiaries may have any liability, contingent or otherwise.

(b)          Neither the Company, nor any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code (each, an “ERISA Affiliate”) has ever adopted, sponsored, contributed to or maintained an employee pension benefit plan as defined in section 3(2) of ERISA that has ever been subject to Title IV of ERISA or Section 412 of the Code.

(c)          Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has ever adopted, sponsored, contributed to, had an obligation to contribute to or maintained any plan that is or was a “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(d)          There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries.

(e)          There is no labor strike, slowdown, work stoppage or other labor controversy in effect or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not, within the last two years prior to the Agreement Date, had or been threatened with any labor strike, slowdown, work stoppage or other labor controversy.

(f)          The Company and its Subsidiaries are in compliance in all material respects with all applicable agreements, contracts, policies and federal, state and local statutes relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

3.19       Insurance.

(a)          Schedule 3.19 of the Company Disclosure Schedules contains a list of all insurance policies and bonds of the Company and its Subsidiaries currently in effect.

(b)          There is no material claim pending as of the Agreement Date under any of such policies or bonds. All material premiums due and payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. All such material policies and bonds remain in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.20       Finder’s Fees. Neither the Company nor any of its Subsidiaries are obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company or any of its Subsidiaries is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of the Company or any of its Subsidiaries.

3.21       Subsidiaries. The Company has no Subsidiaries and owns no equity interests in any Person.

3.22        Customers and Suppliers. Schedule 3.22 sets forth (i) the Company’s ten (10) largest direct customers and each of the Company’s ten (10) largest indirect customers, in each case as a percentage of the Company’s revenue for the year ended December 31, 2015 (the “Material Customers”) and (ii) the Company’s ten (10) largest suppliers and vendors as a percentage of the Company’s purchases for the year ended December 31, 2015 (the “Material Suppliers”). Neither the Company nor its Subsidiaries have received any written notice from any Material Customer to the effect that any Material Customer will, and to the Knowledge of the Company, no such Material Customer intends to, outside the ordinary course of business, stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from the Company and/or its Subsidiaries within three months following the Closing (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor its Subsidiaries have received any written notice from any Material Supplier to the effect that any Material Customer will, and to the Knowledge of the Company, no such Material Supplier will, outside the ordinary course of business, stop, materially decrease the rate of, or materially change the terms within three months following the Closing (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company and/or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.23        Affiliate Transactions. Except as set forth on Schedule 3.23, no officer, director, manager, or substantial holder of the Company, or any Affiliate of the Company or any substantial holder, or to the Knowledge of the Company, any individual who owns equity interests in a substantial holder or who is related by blood, marriage or adoption to any officer, director, manager, or substantial holder of the Company or any Affiliate of the Company, any entity in which an officer, director, manager or substantial holder owns any beneficial interest (other than less than 2% of the stock of publicly traded companies), or any equity holder of a substantial holder: (a) has outstanding any indebtedness owed to Company, (b) is a party to any contract or formal or informal arrangement or understanding with the Company, or any material customer or supplier, except for compensation for services as an officer, director or employee of the Company in the ordinary course of business, or (c) has any interest in any assets or property used or owned by the Company (including any Company Intellectual Property). The Seller hereby undertakes to repay RMB16,677,000 (the “Loan”) which the Seller has borrowed from the Company within six months of the date of this Agreement; provided, however, that if the Seller has not paid back the Loan to the Company on or before the date of the Second Closing, the Buyer has the right to offset the Loan against the Cash Consideration of the Second Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed by Seller in the Company Disclosure Schedules, the Seller represents and warrants to Buyer, that the statements contained in this ARTICLE IV are true, correct and complete as of the Agreement Date and as of the Closing Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

4.1          Authority and Enforceability. The Seller has the power, authority and capacity necessary to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform and consummate the transactions contemplated hereunder and thereunder. To the extent the Seller is a Person other than an individual, the Seller has taken all corporate action necessary to authorize the execution and delivery of this Agreement, each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which the Seller is a party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which the Seller is a party will be, enforceable against, the Seller in accordance with its terms, subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

4.2          Non-Contravention. The execution and delivery of this Agreement by the Seller does not, the execution and delivery of each of the other Transaction Documents to which the Seller is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Seller of its obligations hereunder and thereunder do not and will not result in any violation or default under (i) any provision of the organizational documents of the Seller if the Seller is not an individual, (ii) any material Contract of the Seller or any material Contract applicable to any of the Seller’s properties or assets, or (iii) any material Legal Requirements applicable to the Seller or to any of its material properties or assets, except in each case for such violations or defaults, as are not, in the aggregate, reasonably likely to materially impede or delay the Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms.

4.3          Consents. No Approval of any Governmental Entity is required by or with respect to any Seller in connection with the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent or materially delay any Seller’s ability to consummate the Acquisition or to perform its obligations under this Agreement.

4.4          Title. The Seller (a) is the record owner of his, her or its respective Shares set forth opposite his, her or its name on Schedule 4.4(a) hereto and (b) has good and valid title to his, her or its respective Shares free and clear of all Encumbrances, other than Encumbrances imposed by securities laws.

4.5          Finder’s Fees. The Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, adviser, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Seller or the Company is a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of the Seller or the Company.

ARTICLE V
Representations and Warranties of BUYER

Buyer represents and warrants to Seller and the Company that the statements contained in this ARTICLE V are true, correct and complete as of the Agreement Date and as of the Closing Date (except to the extent any of the following statements speak expressly as of an earlier or later date).

5.1          Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to conduct its business as currently being conducted.

5.2          Authority and Enforceability. Buyer has the power and authority necessary to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party and to perform and consummate the transactions contemplated hereunder and thereunder. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement, each other Transaction Document to which Buyer is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder. This Agreement has been, and at Closing each other Transaction Document to which Buyer is a party will be, duly authorized, executed and delivered by, and this Agreement is, and at Closing each other Transaction Document to which Buyer is a party will be, enforceable against, Buyer in accordance with its terms, subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

5.3         Non-Contravention. The execution and delivery of this Agreement by Buyer does not, the execution and delivery of each of the other Transaction Documents to which Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Buyer of its obligations hereunder and thereunder do not and will not result in any violation of or default under (i) any provision of the organizational documents of Buyer, (b) any Legal Requirements applicable to Buyer or to any of its properties or assets, except in each case for such violations or defaults, as are not, individually or in the aggregate, reasonably likely to materially impede or delay Buyer’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms.

ARTICLE VI
Conduct Prior to the Closing

6.1         Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”):

(a)          the Company shall conduct its business in the ordinary course, consistent with past practices and in material compliance with all applicable Legal Requirements, except (i) as otherwise contemplated, required or permitted by this Agreement, (ii) as required by applicable Legal Requirements, (iii) as required by a Governmental Entity of competent jurisdiction, or (iv) to the extent the Buyer shall otherwise consent in writing; and

(b)          the Company shall (i) pay all of its debts and Taxes before they shall become delinquent, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations under Material Contracts consistent with past practices and policies, (iii) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, and (iv) not take or omit to take any action that would require disclosure under Section 3.9 had it occurred on the date prior to the date hereof.

6.2         Nonsolicitation of Acquisition Proposals.

(a)          The Seller, the Company and their respective Affiliates, managers, officers, employees, agents and representatives (each, a “Seller Party”) will immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal and will not (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require any party hereto to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Buyer or its Affiliates) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. If, notwithstanding the foregoing, any Seller Party receives any proposal for such a transaction after the date hereof (including any modification of an Acquisition Proposal received on or prior to the date hereof), the Seller will promptly, and in no event later than 72 hours after receipt, inform Buyer and its counsel in writing of such proposal, including the identity of the other party and the terms of such proposal.

(b)          The term “Acquisition Proposal” as used in this Agreement means any inquiry, proposal or offer relating to a possible (i) amalgamation, merger, consolidation or similar transaction involving the Company; (ii) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise), of any assets of the Company; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) any of the Company’s securities (or options, rights or warrants to purchase or securities convertible into, such securities); (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company; (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (vi) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include the transactions contemplated hereby.

6.3         Ordinary Business

During the Pre-Closing Period, the Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. During the Pre-Closing Period, there has not been any Material Adverse Effect or any material change in the way the Company conducts its business, and there has not been by or with respect to the Company:

(i)          any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice,

(ii)         any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)        any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(iv)        any incurrence, creation, assumption, repayment, satisfaction, or discharge of (a) any material Lien (other than Permitted Liens) or (b) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v)         any amendment to or termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any charter documents;

(vi)        any change in any compensation arrangement or Contract with any employee of any Company, or adoption of any new employee benefit plan, or made any material change in any existing benefit plans;

(vii)       any declaration, setting aside or payment or other distribution in respect of any securities of the Company, or any issuance, transfer, redemption, purchase or acquisition of any securities by the Company;

(viii)      any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of the Company;

(ix)         any material change in accounting methods or practices or any revaluation of any of its assets;

(x)          except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xi)         any commencement or settlement of any material Action;

(xii)        any authorization, sale, issuance, transfer, pledge or other disposition of any securities of the Company;

(xiii)       any resignation or termination of any key employee of the Company or any material group of employees of the Company;

(xiv)      any transaction with any Affiliates; or

(xv)       any agreement or commitment to do any of the things described in this Section 6.3.

ARTICLE VII
Additional Agreements

7.1         Public Disclosure. No Party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, provided, however, that Buyer may, without the prior written consent of the Company, (a) issue any press release or make any public statement as may be required by Legal Requirements, including federal securities laws or the applicable rules of NASDAQ or any listing agreement to which any Affiliate of Buyer is a party or (b) make any public statement or disclosure to the extent such public statement or disclosure was previously made in accordance with, or was permitted by, this Section 7.1. After the Closing, no Party other than Buyer shall issue any press release or make any public statement with respect to the Agreement or the transactions contemplated hereby.

7.2         Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated hereby, and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable to cause the closing conditions set forth in ARTICLE VIII to be satisfied or to effect the consummation of the Acquisition and the other transactions contemplated hereby.

7.3         Third-Party Consents. The Company shall use commercially reasonable efforts to obtain prior to the Closing all material Approvals described in Schedule 3.5 of the Company Disclosure Schedules.

7.4         Access to Information.

(a)          During the Pre-Closing Period, the Company shall afford Buyer and its accountants, counsel and other representatives, upon reasonable request, reasonable access during business hours to all of the properties, books, Contracts and records of the Company.

(b)          Subject to compliance with applicable Legal Requirements during the Pre-Closing Period, the Company shall confer from time to time as requested by the Buyer with one or more representatives of the Buyer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

7.5         Supplemental Company Disclosure Schedules. Prior to the Closing, the Company shall disclose Post-Signing Events in supplemental disclosure schedules to the Buyer (each, a “Supplemental Company Disclosure Schedule”); provided that all Supplemental Company Disclosure Schedules shall be delivered to Buyer as promptly as practicable, and in any event not less than three (3) Business Days prior to Closing.  If the Company provides any Supplemental Company Disclosure Schedules, the matters set forth on such Supplemental Company Disclosure Schedules shall not be effective to cure and correct any breach of any representation or warranty which would have existed if the Company had not provided such Supplemental Company Disclosure Schedules for any purpose under this Agreement.

7.6         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, however, that, for the avoidance of doubt, the Transaction Costs shall be borne by the Seller.

ARTICLE VIII
Conditions to closing

8.1         Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, and no Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b)          Restructuring of Hangzhou Jiyi. The Seller and the Buyer shall carry out the restructuring of Hangzhou Jiyi as set forth in Exhibit C2 such that Hangzhou Jiyi shall own 49% of the equity interest of the Company and be 100% owned by the Buyer immediately prior to the First Closing.

8.2         Additional Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          Representations, Warranties and Covenants. Each of the representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects (except for representations and warranties qualified by materiality, which will be true and correct in all respects) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects (except for representations and warranties qualified by materiality, which will be true and correct in all respects) only as of such date. Buyer shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Buyer pursuant to this Agreement at or prior to the Closing.

(b)          Receipt of Closing Deliveries. The Company and any other specified recipients shall have received each of the payments, agreements, instruments and other documents set forth in Section 9.2(a).

8.3         Additional Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the applicable Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Buyer and may be waived by the Buyer Representative in writing in its sole discretion without notice or liability to any Person and unless otherwise specified, the “Closing” used below shall include both the First Closing and the Second Closing):

(a)          Representations, Warranties and Covenants. Each of the representations and warranties of the Seller and the Company set forth in the Agreement will be true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which will be true and correct in all respects) as of the Closing Date (without giving effect to any Supplemental Company Disclosure Schedule) as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which will be true and correct in all respects) only as of such date. The Company and Seller shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Company or each the Seller, as the case may be, pursuant to this Agreement at or prior to the Closing.

(b)          Jinke Touzi Restructuring. As of the date hereof, the Seller and its Affiliates currently hold directly and indirectly 70% of the equity interest of the Company and Zhang Jia Gang Shi Jinke Chuangye Touzi Co. Ltd. (张家港市金科创业投资有限公司) (“Jinke Touzi”) holds the remaining 30% equity interest in the Company. Prior to the First Closing, the Seller shall have delivered to the Buyer: (i) a duly executed equity transfer agreement between the Seller and Jinke Touzi effecting the transfer of such 30% equity interest from Jinke Touzi to the Seller and (ii) authoritative documents showing that all procedures, approvals, filings and registrations necessary to complete such equity transfer have been successfully completed or obtained, as applicable.

(c)          Approvals and Registrations.

(i)          Immediately prior to the First Closing, the Seller and the Company shall have completed all procedures, obtained necessary approvals and filed necessary registrations to effectively cause Hangzhou Jiyi to have become a 49% equity interest shareholder of the Company, and cause Hangzhou Wangbo to have become a 21% equity interest shareholder of the Company.

(ii)         Immediately prior to the Second Closing, the Seller and the Company shall have completed all procedures, obtained necessary approvals and filed necessary registrations to effectively cause Hangzhou Jiyi to have become a 49% equity interest shareholder of the Company, and cause Hangzhou Wangbo to have become a 51% equity interest shareholder of the Company.

(d)          Due Diligence. The Buyer will have completed the legal, financial, business and management due diligence on the Company and the due diligence results are satisfactory to the Buyer.

(e)          Execution of Employment Documents. Each of the Company’s key employees (including the Company’s senior management personnel and key technician) shall have entered into an employment agreement with a term of no less than three (3) years and a confidentiality, non-compete and invention assignment agreement, where no such key employee shall work for any competitor of the Company within two (2) years after termination of employment with such key employee, each in form and substance to the Buyer’ reasonable satisfaction, and reasonable evidence thereof shall have been delivered to the Buyer.

(f)          Transfer of Trademark. The Seller shall have caused the below trademark irrevocably transferred to the Company with no consideration, and documentation evidencing such transfer from the applicable Administration of Industry and Commerce shall have been delivered to the Buyer.

Registration Number	Trademark	Category	Registrant	Term
8611960		第12类(汽车)	上海益茂商贸有限公司	2011.9.14- 2021.9.13

(g)          No Material Adverse Effect. There will not have occurred from the Agreement Date through and including the Closing Date any Materially Adverse Effect.

(h)          Receipt of Closing Deliveries. The Buyer Representative shall have received each of the agreements, instruments and other documents set forth in Section 9.2(b) and Section 9.3(b), as applicable.

ARTICLE IX
CLOSING

9.1         Closing. Unless this Agreement is terminated and the transactions herein contemplated are abandoned pursuant to ARTICLE X, the closing of the Acquisition (the “Closing”, including both the First Closing and the Second Closing, as applicable) will take place remotely via exchange of electronic signature pages on the date that is two (2) Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).

9.2         First Closing Deliverables.

(a)          Within five days after the fulfillment, or waiver in writing, of Buyer’s conditions to the First Closing, the Buyer shall deliver to, or cause to be delivered to, the Seller:

(i)          2,500,000 restricted stock of the Share Consideration (the “First Tranche Share Consideration”) and registration of such First Tranche Share Consideration in the name of the Seller, for the avoidance of doubt, the First Tranche Share Consideration issued will be subject to a period of 24 months’ restriction after the First Closing, with 1/3 eligible for resale on the date of 12 months after the First Closing, 1/3 eligible for resale on the date of 18 months after the First Closing and the remaining 1/3 eligible for resaleon the date of 24 months after the First Closing;

(b)          Within two months after the fulfillment, or waiver in writing, of Buyer’s conditions to the First Closing, Buyer shall deliver to, or cause to be delivered to, the Seller:

(i)          RMB129,000,000, after deducting RMB50,000,000 which has already been paid to the Seller prior to the date of this Agreement and RMB6,500,000 which will be withheld until the Company has satisfied its obligations as guarantor for a debt currently in default, i.e. RMB72,500,000.

(ii)         a duly adopted board resolution of the Buyer approving the signing of this Agreement and transactions and other agreements contemplated hereunder.

(c)          At the First Closing, in addition to any items the delivery of which is made an express condition to the Buyer’ obligations at the Closing pursuant to Section 8.1 and Section 8.3, the Seller shall deliver or cause to be delivered to Buyer each of the following:

(i)          Seller shall deliver 16% equity interest in the Company to Hangzhou Wangbo (along with all filings, registrations, and evidence of completed procedures in relation thereto);

(ii)         Seller shall cause Qing Ke to deliver 5% equity interest in the Company to Hangzhou Wangbo (along with all filings, registrations, and evidence of completed procedures in relation thereto);

(iii)        Seller shall cause the transfer of 100% of the equity interest in EAG International Vantage Capitals Limited, a Hong Kong company, (“EAG Vantage”), as indirect owner of 49% of the equity interest of the Company, to Buyer as set forth in Exhibit C, and update EAG Vantage’s information on record with the Hong Kong Companies Registry to reflect the Buyer’s sole ownership of EAG Vantage immediately prior to the First Closing;

(iv)        a certificate, dated as of the First Closing Date, executed on behalf of the Company by a duly-authorized officer of the Company, to the effect that each of the conditions set forth in Section 8.3 except for Section 8.3(f) has been satisfied;

(v)         all corporate documents, including without limitation, the Business Certificate, Articles of Association, Tax Registration Certificate, Organization Code Certificate, board resolutions and minutes, shareholders’ resolutions and minutes, register of shareholders, register of directors, capital verification report; company chops, bank account and chops;

(vi)        as requested by the Buyer, resignation letter with immediate effect signed by the Company’s directors, supervisors and legal representatives (if applicable) reasonably satisfactory to the Buyer;

(vii)       the Company’s board resolutions and shareholders’ resolutions approving the transfer of 70% of the equity security of the Company to entities designated by the Buyer, appointing the Persons designated by the Buyer as directors of the Company, changing the Company’s bank accounts and methods of using to the extent satisfactory to the Buyer, approving the transactions contemplated hereunder and execution of this Agreement and all necessary documents.

(viii)      Restrictive Covenant Agreements duly executed by the Company and the Seller;

(ix)         duly executed employment agreements by and between the Seller and the Company with the term starting from the date of this Agreement ending December 31, 2020, and duly executed confidentiality, non-compete and invention assignment agreements by and between the Seller and the Company where the Seller and any Affiliate of the Seller shall not work for any competitor of the Company within five (5) years after termination of employment with the Seller, each to the reasonable satisfactory of the Buyer(the “Employment Agreements”); and

(x)          payoff letters in form and substance reasonably satisfactory to Buyer evidencing the payoff of the Company’s indebtedness.

9.3         Second Closing Deliverables.

(a)          Within five days after the fulfillment or waiver in writing of all of the Buyer’s conditions to the Second Closing, the Buyer shall deliver to, or cause to be delivered to, the Seller:

(i)          750,000 shares of restricted stock of the Share Consideration (the “Second Tranche Share Consideration”) and registration of such Second Tranche Share Consideration in the name of the Seller, for the avoidance of doubt, the Second Tranche Share Consideration issued will be subject to a period of 24 months’ restriction after the Second Closing, with 1/3 eligible for resale on the date of 12 months after the Second Closing, 1/3 eligible for resale on the date of 18 months after the Second Closing and the remaining 1/3 eligible for resale on the date of 24 months after the Second Closing;

(b)          Within three months after the fulfillment or waiver in writing of all of the Buyer’s conditions to the Second Closing, the Buyer shall deliver to, or cause to be delivered to, the Seller:

(i)          RMB30,000,000 less the Transaction Costs, by wire transfer of immediately available funds to an account or accounts designated by the Company in writing at least three (3) Business Days prior to the Second Closing.

(c)          At the Second Closing, in addition to any items the delivery of which is made an express condition to the Buyer’ obligations at the Closing pursuant to Section 8.1 and Section 8.3, the Company and the Seller shall deliver or cause to be delivered to the Buyer each of the following:

(i)          Seller shall deliver 30% equity interest in the Company to Hangzhou Wangbo (along with all filings, registrations, and evidence of completed procedures in relation thereto);

(ii)         a certificate, dated as of the Second Closing Date, executed on behalf of the Company by a duly-authorized officer of the Company, to the effect that each of the conditions set forth in Section 8.3 except for Section 8.3(f) has been satisfied;

(iii)        the Company’s board resolutions and shareholders’ resolutions approving the transfer of the remaining 30% equity security of the Company to entities designated by the Buyer; and

(iv)        authoritative documents showing that all procedures, approvals, filings and registrations necessary to complete the transfer of the Seller Transferred Equity and register the Buyer as the sole shareholder of the Company have been successfully completed or obtained, as applicable.

9.4         Withholding Right.

The Buyer shall deduct and withhold RMB 6,500,000 for the purpose of paying such amounts as may be required pursuant to that certain currently outstanding guaranty liability of the Company. For the avoidance of doubt, the Parties acknowledge and agree that the Company is currently under a binding obligation to pay up to RMB 6,500,000 to a third party creditor to satisfy the debt obligation of a debtor company that is related to the Company. The debtor company is currently in default on the primary obligation. To the extent that amounts are so deducted and withheld by the Buyer and used to satisfy such guaranty obligation of the Company, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller pursuant to this Agreement.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1       Termination. At any time prior to the Closing, this Agreement may be terminated and the Acquisition abandoned by authorized action taken by the terminating Party:

(a)          by mutual written consent duly authorized by the Seller and the Buyer;

(b)          by either the Seller or the Buyer, if the Second Closing shall not have occurred on or before December 31, 2016 or such other date that the Seller and the Buyer may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)          by either the Seller or the Buyer, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Acquisition shall have become final and nonappealable;

(d)          by the Buyer, if the Company shall have materially breached any representation, warranty, covenant or agreement contained herein, such breach shall not have been cured within 20 Business Days after receipt by the Company from the Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and which breach, if not cured within the timeframe above and at or prior to the Closing, would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied;

(e)          by the Buyer, if any Seller shall have materially breached any representation, warranty, covenant or agreement contained herein, such breach shall not have been cured within 20 Business Days after receipt by the Seller from the Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and which breach, if not cured within the timeframe above and at or prior to the Closing, would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied;

(f)          by the Buyer, if there is or likely to be any Material Adverse Effect of the Company; or

(g)          by the Buyer, if there is or likely to be any order or claim causing the liquidation, winding up, or dissolution of the Company, or any distress, execution or other process that is levied against the Company, or if the Company has reached any agreements or arrangements with its creditors or any other Person regarding its debt, or if the Company passes any resolution to cause the liquidation, winding up, or dissolution of the Company, or if any action has been taken to effect the liquidation, winding up, or dissolution of the Company.

10.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, written notice thereof shall be given by the Seller or the Buyer (as applicable) specifying the provision hereof pursuant to which such termination is made and each Party shall be entitled to any legal or equitable remedy that may be available to such Party.

10.3       Amendment. This Agreement may only be amended by an instrument in writing signed by the Parties.

10.4       Extension; Waiver. At any time at or prior to the Closing, the Seller or the Buyer may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of such Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

ARTICLE XI
post closing covenants

11.1       Survival of Representations and Warranties.

(a)          Each representation and warranty of the Company and Seller contained in ARTICLE III and ARTICLE IV and any certificate with respect to such representations and warranties will survive the Closing and continue in full force and effect for eighteen (18) months thereafter, except for (i) the representations and warranties set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority and Enforceability), 3.3 (Organization Documents), 3.7 (Capital Structure), 3.12 (Title to Property; Encumbrances), 3.15(o) (Intellectual Property), 3.20 (Finder’s Fees), 3.21 (Subsidiaries), 4.1 (Authority and Enforceability), 4.4 (Title) and 4.5 (Finder’s Fees) (the “Fundamental Representations”), which will survive the Closing indefinitely, and (ii) the representations and warranties set forth in Section 3.17 (Taxes), which will survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, sixty (60) days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.

(b)          The obligations of the Parties under Sections 11.2 and 11.3 shall not terminate at the end of the applicable survival period with respect to any claims for indemnifiable Damages as to which the Indemnitee shall have given timely notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the Indemnitor before the termination of the applicable survival period.

(c)          The covenants of the Parties contained in this Agreement to be performed after the Closing shall survive the Closing until performed in accordance with their terms.

(d)          No knowledge of, or investigation by or on behalf of, any Party hereto shall constitute a waiver of such Party’s right to enforce any agreement, covenant, representation or warranty contained herein by any of the other Parties or affect the right of a Party to indemnification.

11.2       Indemnification Provisions for the Buyer’s Benefit.

Subject to the other provisions of this ARTICLE XI, after the Closing, the Seller will, jointly and severally, defend, indemnify, and hold the Buyer and their Affiliates and each of their respective officers, directors, employees or agents (“Buyer Indemnified Persons”) harmless from and pay any and all Damages (or Buyer Damages, in the case of indemnification by the Seller), directly or indirectly, to the extent resulting from, relating to, arising out of, or attributable to any one of the following:

(a)          any breach of any representation or warranty any Seller has made in ARTICLE III or ARTICLE IV or in any certificate with respect to any such representation or warranty that Seller or the Company have delivered pursuant to this Agreement;

(b)          any breach by the Company of any covenant or obligation of the Company in this Agreement; or

(c)          any Pre-Closing Taxes.

provided, however, that notwithstanding anything to the contrary herein, with respect to any breach of or inaccuracy in the representations and warranties contained in ARTICLE IV, only the Seller who committed such breach or inaccuracy with respect to the Seller’s individual representations and warranties shall indemnify the Buyer Indemnified Persons pursuant to this Section 11.2 and no other Seller shall be liable for any portion of the Damages suffered by the Buyer Indemnified Persons as a result of such breach or inaccuracy.

11.3       Limitations.

(a)          Seller Minimum Loss. The Buyer Indemnified Persons shall not be entitled to be indemnified by the Seller for Buyer Damages pursuant to Section 11.2(a) unless and until the aggregate Buyer Damages so determined to be due for which the Buyer Indemnified Persons seek or have sought indemnification hereunder exceeds a cumulative aggregate of 0.5% of the Purchase Price (the “Basket”), in which event the Buyer Indemnified Persons shall, subject to the other limitations herein, be indemnified for all such Buyer Damages in excess of the Basket;

provided, however, that the limitations on the Seller’s indemnification liability set forth in this Section 11.4(b) shall not apply to Buyer Damages resulting from (A) any breach by any Seller of the Fundamental Representations or (B) fraud in connection with the negotiation or execution of this Agreement.

11.4       Other Matters.

(a)          Notwithstanding anything contained to the contrary in any other provision of this agreement, the parties agree that the indemnification obligations of the parties, and the recovery by a party or indemnitee of any damages suffered or incurred by it as a result of any breach or nonfulfillment by a party of any of its representations, warranties, covenants, agreements or other obligations under this agreement, shall not include or apply to, nor shall any party or indemnitee be entitled to recover, any exemplary or punitive damages suffered or incurred by a party or indemnitee (except in the case of fraud in the negotiation or execution of this agreement).

(b)          Notwithstanding Section 11.5(a), for purposes of the foregoing, indemnifiable damages may, however, include exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate of a Party, and (ii) such damages are recovered against an Indemnitee by a Person that is a third party who is not an Affiliate of a Party.

(c)          Any liability for indemnification under this ARTICLE XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(d)          For purposes of determining whether there has been a breach or inaccuracy of a representation or warranty and the amount of Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement or in any certificate delivered pursuant to this Agreement (other than those related to the Fundamental Representations) shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” contained in such representation or warranty (as if such word or phrase was deleted from such representation and warranty), provided, however, that nothing in this sentence shall alter or affect the names or content of any defined term containing the word “material.”

11.5       Defense of Third-Party Claims.

(a)          Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right, but not the obligation, to elect to defend any Third-Party Claim, and the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor, provided that the Indemnitor acknowledges in writing its indemnification obligations to the Indemnitee. Notwithstanding any provision contained herein to the contrary, the Indemnitor shall not have the right to assume control of such defense and shall pay the reasonable costs and expenses incurred by the Indemnitee, if the claim over which the Indemnitor seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal allegations, (iii) involves a material customer of the Company, (iv) involves a material supplier of the Company, (v) involves a claim that, upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend or (vi) involves a claim that is reasonably expected to result in Liability to the Indemnitee in excess of the amount then available for indemnification under this ARTICLE XI.

(b)          The Indemnitee shall give prompt written notice of any Third-Party Claim (a “Notice of Claim”) to the Indemnitor; provided, that the failure to give prompt Notice of Claim shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.

(c)          If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) notify Indemnitee within 15 days of receipt of the Notice of Claim that it will defend such Third-Party Claim; (ii) conduct the defense of such Third-Party Claim with reasonable diligence and act affirmatively to keep the Indemnitee reasonably informed of material developments in the Third-Party Claim at all stages thereof; (iii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iv) promptly respond to all reasonable requests by Indemnitee relating thereto and otherwise permit the Indemnitee and its counsel to participate in, but not control, the conduct of the defense thereof; and (v) to the extent practicable in the circumstances, permit the Indemnitee and its counsel an opportunity to review and comment upon all legal papers to be submitted prior to their submission. Seller and Buyer will make available to each other and each other’s counsel and accountants, and Buyer will cause the Company to make available to Seller and the applicable Seller’s counsel and accountants, without charge, all of its or their non-privileged books and records relating to the Third-Party Claim, and each Party will render to the other Party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such non-privileged records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other Party in connection therewith. The Indemnitor and the Indemnitee shall use their reasonable best efforts to avoid production of confidential information (consistent with Legal Requirements and subject to a Party’s right to waive its own privilege), and seek to cause all communications among employees, counsel and others representing any Party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. Once the Indemnitor has made the election to defend as set forth above, the Indemnitee shall have the right to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense, unless the Indemnitor does not actually promptly assume the defense thereof following notice of such election, in which case the costs and expenses of counsel of Indemnitee shall be paid by the Indemnitor. Notwithstanding the foregoing, if (i) the Indemnitee elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnitor in respect of such Third Party Claim or any litigation relating thereto in order to maintain the business goals and/or relationships of such Indemnitee, (ii) the Indemnitee is requested by the Indemnitor to participate in the defense or counterclaim as a principal or otherwise substantially engage in the management or conduct of the defense or counterclaim, or (iii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable, then the Indemnitee may participate in the defense of such Third Party Claim, and the Indemnitor will reimburse the Indemnitee for the reasonable legal and other expenses of one law firm as counsel for the Indemnitee in the defense of such Third Party Claim, together with the reasonable legal and other expenses of a separate local law firm in each applicable jurisdiction.

(d)          If the Indemnitor fails or refuses to provide the defense notice within 15 days after receipt of a Notice of Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing; provided, however, that the Indemnitee shall not settle any claim without the written consent of Indemnitor, such consent not be unreasonably withheld, conditioned or delayed.

(e)          If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall not have the right to enter into any settlement of a Third-Party Claim on the Indemnitee’s behalf without the consent of the Indemnitee, which will not be unreasonably withheld, conditioned or delayed unless (i) in the case of a claim by a Buyer Indemnified Person, the settlement amount does not exceed the amount then available for indemnification under this ARTICLE XI (after taking into account any other outstanding claims) from which such claim shall be paid, (ii) such settlement does not involve any finding or admission of any violation of law or any injunctive or other form of non-monetary relief binding upon the Indemnitee or any of its Affiliates, officers, directors and agents, other than reasonable and customary confidentiality obligations related to the terms of such settlement, and (iii) such settlement expressly and unconditionally releases the Indemnitee and its Affiliates and such other Persons from all liabilities and obligations with respect to such claim, and includes the giving by the claimant to the Indemnitee of a release in respect thereof, in form and substance reasonably satisfactory to the Indemnitee, from any further Liability and Damages, at law, in equity or otherwise.

11.6       Restriction on Share Transfer.

The Seller acknowledges and agrees that the shares issued as Share Consideration will be subject to restrictions on transfer, pledge, collateral or any other rights of such kind within the period specified in Section 9.2(a)(i) hereof. The shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.

11.7       Commitment on Performance.

The audited consolidated profit before taxation for the year 2016 of the Company and other entities transferred by the Seller to the Buyer at the Closing, shall be no less than RMB 40 million. Should such audited consolidated profit before taxation be less than RMB 40 million, the Seller shall, within 10 working days after issuance of the relevant audit report, compensate the Buyer or the Persons designated by the Buyer for the balance. If the Seller fails to compensate the Buyer within such period, the Buyer has the right to forfeit certain shares of the Buyer issued to the Seller at the then stock market price of the shares.

ARTICLE XII
General Provisions

12.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or e-mail (with confirmation of receipt) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

if to the Buyer: Tantech Holdings Ltd.

Address: 浙江省杭州市滨江区长河路475号和瑞科技园T3幢11楼

Attention: Zhengyu Wang (王正郁)

Facsimile:

Telephone No.: [____]

Email Address: wang@f0086.com

if to the Seller, to: Henglong Chen (陈恒龙)

Address: [____]

Attention: Henglong Chen (陈恒龙)

Facsimile: [_____]

Telephone No.: [_____]

Email Address: henryclient@emotorsgroup.com

if to the Company, to:

Suzhou Yimao E-Motors Co.,Limited

Address: [____]

Attention: [_________]

Facsimile No.: [_________]

Telephone No.: [_________]

Email Address: [_________]

12.2       Company Disclosure Schedules. For the purposes of the Company Disclosure Schedules, any information, item or other disclosure set forth in any part of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules shall be deemed to have been set forth in all other applicable parts of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules, as applicable, and disclosed not only in connection with the representation and warranty specifically referenced on a given part of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules, as applicable, but for all purposes relating to the representations and warranties set forth in ARTICLE III of this Agreement, and shall be deemed to be disclosed and incorporated by reference in any other part of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules, as applicable, as though fully set forth in such part of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules, as applicable, for which applicability of such information and disclosure is relevant, provided, that the relevance of such disclosure is reasonably apparent from the terms of such disclosure. Inclusion of information in any part of the Company Disclosure Schedules or Supplemental Company Disclosure Schedules shall not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Company. Matters reflected in the Company Disclosure Schedules or Supplemental Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Company Disclosure Schedules or Supplemental Company Disclosure Schedules, as applicable. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.3       Counterparts.

(a)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b)          A signature page to this Agreement, any Transaction Document or any other document prepared in connection with the transactions contemplated hereby that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement, any Transaction Document or any such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement, any such Transaction Document or any such other document. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, any Transaction Document or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

12.4       Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits and the Company Disclosure Schedules, (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the Buyer Indemnified Persons are intended third-party beneficiaries of ARTICLE XI. None of the Parties is relying upon any statement or representation of the other Party except as expressly set forth herein and each Party is relying on its own judgment in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

12.5       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the limitations in the foregoing sentence, (a) Buyer may assign any or all of its rights and/or obligations hereunder to any Affiliate and (b) Buyer may assign any or all of its rights and/or obligations hereunder to a purchaser that acquires the Acquired Shares, in the case of (a) and (b), without the prior written consent of the other Parties hereto; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

12.6       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.7       Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages, except as limited by ARTICLE XI) to seek and obtain without interference or challenge from the other Party (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation or (b) an injunction restraining such breach or threatened breach. In circumstances where the Buyer or the Company is obligated to consummate the Acquisition and the Acquisition has not been consummated (other than as a result of the other Party’s refusal to close in violation of this Agreement), each of the Buyer and the Company expressly acknowledges and agrees that the other Party and their equityholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the other Party and its equityholders and that the other Party on behalf of itself and its equityholders shall be entitled to enforce specifically the Buyer’s or the Company’s, as the case may be, obligation to consummate the Acquisition. For the avoidance of doubt, under the terms of the immediately preceding sentence the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Buyer or to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of the Buyer, this being in addition to any other remedy to which the Company may be entitled at law or in equity. Buyer hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches of or threatened breaches of this Agreement by Buyer or to specifically enforce the terms and provisions of this Agreement to prevent breaches of or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. Each Party further agrees that, to the maximum extent permitted by Legal Requirements, no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.7, and each Party irrevocably waives, to the maximum extent permitted by Legal Requirements, any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.8       Dispute Resolutions.

(i).         Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof (the “Dispute”), shall be resolved through consultation between the parties. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Request for Consultation”). If within thirty (30) days following the date on which the Request for Consultation is delivered the Dispute cannot be resolved, the Dispute shall be submitted to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall be conducted in Shanghai under the Arbitration Rules of the CIETAC in force when the Notice of Arbitration is submitted in accordance with the said Rules. The arbitration shall be conducted in the Chinese. There shall be one (1) arbitrator. The CIETAC shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(ii).        Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(iii).       Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(iv).        The arbitrator shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(v).         During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(vi).        The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(vii).       The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

12.9       Governing Law. This Agreement and the legal relations between the Parties with respect hereto shall be governed by and construed in accordance with the domestic laws of the Hong Kong Special Administration Region without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

12.10     Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)          Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)          If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)          The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(d)          All references in this Agreement to articles, sections or subdivisions shall refer to the corresponding article, section or subdivision of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

(e)          A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or such other agreement or document.

(f)          A reference to any party to this Agreement or another agreement or document includes such party’s permitted successors and assigns.

(g)          A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(h)          A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

(i)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j)          The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.”

(k)          The Exhibits and Company Disclosure Schedules attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

(l)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m)          The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(n)          “Shall” and “will” have equal force and effect.

(o)          Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Chicago, Illinois.

(p)          References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(q)          No action shall be required of the parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

(r)          All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(s)          Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:

Suzhou Yimao E-Motors Co., Limited

By:
Name:
Title:

SELLER:

Henglong chen

BUYER:

Tantech Holdings Ltd.

By:
Name:
Title:

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

“Acquired Shares” means the Seller Transferred Equity.

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Proposal” has the meaning set forth in Section 6.2(b).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership, or otherwise, to direct the policies or management of a Person.

“Agreement Date” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Approval” means any material notice, report, filing, approval, order, authorization, consent, license, permit, qualification or registration or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Basket” has the meaning set forth in Section 11.3(a).

“Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in Chicago, Illinois.

“Buyer” has the meaning set forth in the preamble.

“Buyer Damages” means any Damages which any Buyer Indemnified Person may (1) directly suffer, sustain or become subject to or (2) indirectly suffer, sustain or become subject to as a result of a Damages suffered, sustained or incurred by the Company.

“Buyer Indemnified Persons” has the meaning set forth in Section 11.2.

“CERCLA” has the meaning set forth in the definition of the term “Environmental Law”.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” means the date on which the Closing occurs, including the First Closing and/or the Second Closing, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Data” means all personal, sensitive, or confidential information and data (whether data or information of the Company and any of its Subsidiaries, their customers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems.

“Company Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Company Intellectual Property” has the meaning set forth in Section 3.15(b).

“Company Leased Real Estate” has the meaning set forth in Section 3.11(b).

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company and its Subsidiaries.

“Company Products” means software and other products, including any currently in development, from which the Company has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Company Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company and its Subsidiaries in the conduct of the business.

“Contaminants” has the meaning set forth in Section 3.15(j).

“Contract” means any contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, judgments, penalties, assessments, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company and its Subsidiaries, to the conduct of the business, or to any of the Company Systems or any Company Data: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (ii) all Legal Requirements; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which the Company or its Subsidiaries has entered or by which it is otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium).

“EAG Vantage” has the meaning set forth in Section 9.2(b)(iii).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, or other similar encumbrance in respect of such asset (including any restriction on the voting of any security or the transfer of any security or other asset.

“Employment Agreements” has the meaning set forth in Section 9.2(b)(ix).

“Environmental Law” means all Legal Requirements relating to (i) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term “Environmental Law” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., and any state or local laws and regulations similar thereto.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under Environmental Law.

“ERISA Affiliate” has the meaning set forth in Section 3.18(b).

“ERISA” has the meaning set forth in Section 3.18(a).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“First Closing” means the first Closing to occur.

“Fundamental Representations” has the meaning set forth in Section 11.1(a).

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.

“Governmental Entity” means any supranational, national, state, municipal or local government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign.

“Hangzhou Jiyi” means Hangzhou Jiyi Investment Management Limited (杭州吉益投资管理有限公司), a limited liability company incorporated in the PRC with the company registration number 91330108MA27WW3U3P.

“Hangzhou Wangbo” means Hangzhou Wangbo Investment Management Limited (杭州王博投资管理有限公司), a limited liability company incorporated in the PRC with the company registration number 91330108MA27WW3G9Y.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law.

“Indemnitee” means, individually and as a group, the Buyer Indemnified Persons.

“Indemnitor” means any Person having any liability to any Indemnitee under this Agreement.

“Intellectual Property” means all intellectual property rights, including any and all of the following, in any jurisdiction throughout the world: (A) patents and patent applications; (B) copyrights and registrations of and applications to register the same; (C) trademarks, service marks, trade names, designs, trade dress, and other indicia of origin, and registrations of and applications to register the same, and all goodwill associated with any of the foregoing; (D) Internet domain name registrations; (E) trade secrets; and (F) rights in software (including source code, executable code, systems, networks tools, data, firmware, and related documentation) and databases.

“Interim Balance Sheet” has the meaning set forth in Section 3.8(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“Knowledge of the Company” means, with respect to the Company or its Subsidiaries, the actual knowledge of the Seller and the management team of the Company, in each case, after reasonable inquiry of such individual’s direct reports to the extent such direct reports are likely to have knowledge of the facts and circumstances relating to the applicable matter.

“Latest Financial Statements” has the meaning set forth in Section 3.8(a).

“Leases” has the meaning set forth in Section 3.11(b).

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees of any Governmental Entity.

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that (A) is materially adverse to the financial condition, assets and liabilities (taken together), business or results of operations of such Person, or (B) materially impedes or delays such Person’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except to the extent any such Effect results from or arises out of (i) changes in general economic conditions, (ii) changes affecting the industry or a segment of the industry or a geographic region generally in which such Person or its customers or suppliers operate, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) the disclosure of the fact that Buyer is the prospective acquirer of the Company, (v) changes in laws, (vi) changes in accounting principles, (vii) acts of war or terrorism; (viii) actions taken by Buyer or any of its Affiliates or representatives or (ix) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document, so long as, in the case of each of the foregoing clauses (i) through (viii), the Company is not materially, disproportionately and adversely affected by such conditions as compared with other businesses in the same industry as the Company.

“Material Contract” has the meaning set forth in Section 3.6(a).

“Material Customers” has the meaning set forth in Section 3.22.

“Material Suppliers” has the meaning set forth in Section 3.22.

“Notice of Claim” has the meaning set forth in Section 11.5(b).

“Organizational Documents” has the meaning set forth in Section 3.3.

“Party” and “Parties” has the meaning set forth in the preamble.

“Permitted Encumbrances” means (A) statutory liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith by an appropriate Proceeding, (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.

“Post-Signing Event” means any event, condition or circumstance first occurring after the date of this Agreement and at or prior to the Closing or earlier termination of this Agreement that come to the Knowledge of the Company and that, to the Knowledge of the Company, would cause any representation or warranty of the Company or any Stockholder to be untrue or incorrect when viewing such representation or warranty as if it were made anew at or after the occurrence of such event, condition or circumstance.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Taxes” means (i) all Taxes imposed on the Company or its Subsidiaries for any taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date and (ii) any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state or local Tax law), as a transferee or successor, by contract or otherwise arising out of any transactions or events occurring prior to the Closing.

“Proceedings” means any action, suit, proceeding, motion, complaint, demand, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qing Ke” means Zhang Jia Gang Shi Qing Xing Ke Che Chang Co. Ltd. (张家港市轻型客车厂有限公司), a limited liability company incorporated in the PRC with the company registration number 320582000021127.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Materials.

“Restrictive Covenant Agreements” has the meaning set forth in Section 9.2(b)(viii).

“Second Closing” means the second Closing to occur.

“Seller” has the meaning set forth in the Preamble.

“Seller Party” has the meaning set forth in Section 6.2(a).

“Seller Transferred Equity” has the meaning set forth in Section 2.1.

“Shares” means the shares of stock and equity interest of the Company.

“Straddle Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Supplemental Company Disclosure Schedule” has the meaning set forth in Section 7.5.

“Tax Authority” has the meaning set forth in the definition of the term “Tax.”

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with a Tax Authority with respect to Taxes.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), escheat, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”).

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third-Party Claim” means the assertion against any Indemnitee of a claim or Proceeding brought by a third party against any Indemnitee that arises out of or results from any item indemnified pursuant to the terms of Section 11.2 or 11.3.

“Transaction Costs” means all of the fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates and representatives) incurred by the Buyer in connection with the preparation, negotiation, execution and consummation of the transactions contemplated hereby.

“Transaction Documents” means, collectively, this Agreement, the Company Disclosure Schedules, the Restrictive Covenant Agreements, the Employment Agreement, and any other document required to be delivered by a Party at Closing.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding provisions).

EXHIBIT B

Form of Stock Power

Stock Power

FOR VALUE RECEIVED, the undersigned (“Seller”) hereby sells, assigns, transfers, conveys and delivers to [______], a [_____] (the “Buyer”), all of the undersigned’s interests in Suzhou Yimao E-MotorsCO., Limited, a PRC corporation (the “Company”), pursuant to the Purchase Agreement dated as of [_____], 2015 by and among the Company, the Buyer and Seller named therein (including Seller), and the undersigned does hereby irrevocably constitute and appoint the President of the Company as its attorney-in-fact, with full power of substitution in the premises, to transfer such shares on the books of the Company as of the date hereof.

Dated: [_______], 2016

[SELLER]

EXHIBIT C

Structure Chart of the Company Immediately Prior to the First Closing

EXHIBIT C1

Structure Chart of the Company Immediately Prior to the Second Closing

EXHIBIT C2

Restructuring of Hangzhou Jiyi

The Buyer and the Seller shall cooperatively work to effect the restructuring of Hangzhou Jiyi according to the following process:

1.	Henglong Chen shall transfer 40% of the equity interest held by Henglong Chen in the Company to Hangzhou Jiyi.

2.	Henglong Chen shall transfer 100% of the equity interest held by Henglong Chen in EAG Vantage to the Buyer for nominal consideration via a simple share transfer agreement executed between Henglong Chen and the Buyer.

3.	Henglong Chen shall take all actions necessary or deemed appropriate by the Buyer to update the information on record with the Hong Kong Companies Registry to reflect 100% equity ownership of EAG Vantage by the Buyer.